Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated June 13, 2018 relating to the balance sheet of AHP Servicing, LLC as of December 31, 2017 and the related statements of operations, changes in member’s equity, and cash flows for the period from June 27, 2017 (inception) to December 31, 2017, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

July 16, 2018